EXHIBIT 15

Acknowledgment of Independent Registered Public Accounting Firm

November 4, 2025

To the Shareholders and Board of Directors of KeyCorp

We are aware of the incorporation by reference in the following Registration Statements (including all amendments thereto) of KeyCorp:

Form S-3 No. 333-55959
Form S-3 No. 333-59175
Form S-3 No. 333-64601
Form S-3 No. 333-76619
Form S-3 No. 333-272573
Form S-8 No. 333-49609
Form S-8 No. 333-70669
Form S-8 No. 333-107074
Form S-8 No. 333-107075
Form S-8 No. 333-107076
Form S-8 No. 333-256086
Form S-8 No. 333-112225
Form S-8 No. 333-167093
Form S-8 No. 333-188703
Form S-8 No. 333-208272
Form S-8 No. 333-231689
Form S-8 No. 333-271833

of our review report dated November 4, 2025, relating to the unaudited consolidated interim financial statements of KeyCorp that are included in its Form 10-Q for the quarter ended September 30, 2025.

Cleveland, Ohio